Exhibit 99.1

5000 Philadelphia Way  •  Lanham  •  Maryland  •  20706-4417  •  U.S.A.

Telephone: 301.731.4233  •  Fax: 301.731.9606  •  Internet: sales@integ.com  •  Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT: William M. Bambarger, Jr. Chief Financial Officer Integral Systems, Inc. Phone: 301-731-4233, Ext. 1244 Fax: 301-731-3183 www.integ.com	MEDIA CONTACT: Ms. Kathryn Herr Vice President, Marketing & Communications Integral Systems, Inc. Phone: 301-731-4233, Ext. 1104 Katy.Herr@integ.com mailto:katy.herr@gmail.com

Integral Systems Announces Preliminary Financial

Results for Fiscal Year 2008

Successful completion of 2008 – a record setting year; Management’s outlook for fiscal year 2009 remains solid

Lanham, Md., December 11, 2008 — Integral Systems, Inc. (NASDAQ-ISYS) (the “Company”) today reported preliminary financial results for the fourth quarter and fiscal year ended September 30, 2008. Revenue for the year was approximately $160 million, up approximately $32 million or 25% from fiscal 2007. Income from operations was approximately $25 million compared to $16.9 million for fiscal 2007, and net income was approximately $18 million ($1.00 per diluted share) compared to $12.8 million ($0.58 per diluted share) for fiscal 2007.

Revenue for the fourth quarter was approximately $46 million, up $10 million or 27% from the same period in 2007. Income from operations was approximately $7 million compared to $5.8 million for the fourth quarter of 2007. The fourth quarter of 2008 included approximately $1.5 million of audit related fees and approximately $0.4 million of non-cash stock compensation expense. As a result, net income was approximately $5 million ($0.27 per diluted share) compared to $4.8 million ($0.23 per diluted share) for the fourth quarter of 2007.

“We are very proud of our success in 2008 and are continuing to grow despite the challenging global business climate,” commented John Higginbotham, Chief Executive Officer. “We are focused on future growth opportunities and we are working diligently to ensure the infrastructure is in place to support the Company’s ongoing growth.”

Fiscal 2008 includes a large amount of license revenue generated from the GPS OCX contract and the recovery of R&D tax credits from prior years that was recorded in the first quarter. Revenue and operating income were higher in 2008 compared to 2007 as a result of these two factors as well as continuing higher demand for the Company’s products and services, particularly with the Air Force and national programs, partially offset by higher costs for investments in R&D efforts and infrastructure developments. The Company also had a lower number of outstanding shares in 2008 than 2007 due to share repurchases.

“We are pleased with Integral’s solid financial results for 2008 and are optimistic for continued growth in 2009. We estimate a 10% revenue growth rate in fiscal year 2009, primarily due to higher sales on existing government contracts and higher demand for our commercial products and services,” commented Bill Bambarger, Chief Financial Officer. “Given the current economic conditions we are cautiously optimistic that we will continue to be profitable and will deliver comparable results in 2009.”

Gross margin is expected to decrease to approximately 34% in 2009 due primarily to fewer high-margin license sales. Operating margin is expected to decrease to approximately 13% in 2009 due to lower gross margins, infrastructure investments such as business development, R&D and corporate services, and higher non-cash stock compensation expenses. Interest income for 2009 is expected to be consistent with 2008. Income tax expense is expected to be significantly higher in 2009, approximately 36% of net income, due to non-recurring recovery of R&D tax credits that were recognized in 2008. As a result of all of these factors, earnings are estimated to be $1.01 on a per share basis in fiscal 2009.

The Company also filed a Current Report on Form 8-K today describing adjustments to be made to its previously filed unaudited interim financial statements for the first three quarters of 2008 arising from revisions to the accounting treatment for certain revenue items. The adjustments primarily relate to the timing of the recognition of revenue due to specific warranty provisions in some of our contracts, accounting for the sale of software licenses and revenue associated with certain reimbursable costs on government programs. The Company estimates that the net impact of the adjustments described above for the first three quarters of 2008 results in a decrease of approximately $10 million in revenues, a decrease of approximately $3 million in gross profit, a decrease of approximately $4 million in operating income and a decrease of approximately $0.13 in earnings per share for those three quarters. While these adjustments had an impact on our previously reported 2008 quarterly results of operations and will result in the restatement of these periods, we expect to realize in fiscal year 2009 a majority of the revenue and earnings that are being deferred. The preliminary results for the fourth quarter and the fiscal year ended September 30, 2008 set forth in this earnings release reflect these adjustments.

These preliminary results are based on unaudited financial information and preliminary information reviewed by management to date. These preliminary results remain subject to the completion of the Company’s internal review of its financial results and its independent auditors’ completion of their audit of the Company’s financial statements and potential revisions resulting therefrom, some of which may be material. We do not expect that we will be able to file our Annual Report on Form 10-K by the applicable December 15, 2008 due date as a result of the significant additional effort involved to transition our newly appointed independent auditors as previously announced in September 2008 and expect to file with the Securities and Exchange Commission (the “SEC”) to obtain an extension of that date as permitted by SEC rules. We currently expect to report our final results in the Company’s Annual Report on Form 10-K on or about Wednesday, December 24, 2008.

Mr. Higginbotham and Mr. Bambarger, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, will host a conference call today, December 11, 2008 at 11:00 a.m. Eastern Standard Time (EST) to discuss this earnings release, guidance for fiscal 2009 and other Company business. To participate or listen to the call, dial 800.758.5606, ID number 21401157. A replay of the conference call can be heard from 1:30 PM ET Thursday, December 11, 2008 through 1:30 PM ET Saturday, December 13, 2008 by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21401157. The audio recording will also be made available on Integral’s web site at www.integ.com.

About Integral Systems

Integral Systems, Inc., applies more than 25 years experience developing innovative satellite communication systems for its government and commercial customers. Integral provides cost-effective solutions for ground, air, and space communications by integrating solutions from its subsidiary companies — SAT Corporation, Newpoint Technologies, Inc., Integral Systems Europe, RT Logic, and Lumistar. Customers have relied on the Integral family of companies to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems, Inc. is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.